Exhibit 99.1

News From

Walgreens Corporate Communications • 108 Wilmot Road • Deerfield, Ill. 60015 • (847) 914-2500

Media Contact:	Robert Elfinger, 847-315-2962
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreens February Sales Increase 1.5 Percent

DEERFIELD, Ill., March. 5, 2012 – Walgreens (NYSE, NASDAQ: WAG) had February sales of $5.86 billion, an increase of 1.5 percent from $5.77 billion for the same month in fiscal 2011. This year’s total February sales benefited from one extra day because of leap year. All comparable store sales and prescription figures below compare the first 28 days in February 2012 to the 28 days in February 2011.

Total front-end sales increased 6.9 percent compared with the same month in 2011, while comparable store front-end sales increased 2.0 percent. Customer traffic in comparable stores decreased 0.2 percent while basket size increased 2.2 percent.

Prescriptions filled at comparable stores decreased 9.5 percent in February. Lower incidence of flu negatively impacted comparable store prescriptions filled by 1.2 percentage points. The negative impact on comparable store prescriptions filled due to no longer being part of the Express Scripts, Inc. pharmacy network was 10.7 percentage points. Prescriptions processed by Express Scripts comprised 12.6 percent of Walgreens prescriptions in February 2011.

February pharmacy sales decreased 1.4 percent, while comparable store pharmacy sales decreased 8.6 percent. Comparable store pharmacy sales were negatively impacted by 2.2 percentage points due to generic drug introductions in the last 12 months, by 2.4 percentage points due to lower incidence of cough, cold and flu and by 10.6 percentage points due to no longer being part of the Express Scripts network. Pharmacy sales accounted for 61.6 percent of total sales for the month.

Sales in comparable stores decreased by 4.6 percent.

Flu shots administered at pharmacies and clinics season-to-date were 5.5 million versus 6.3 million last year.

Total sales for the second quarter of fiscal 2012 were $18.63 billion, up 0.7 percent from $18.50 billion in the second quarter of fiscal 2011. Fiscal 2012 year-to-date sales for the first six months were $36.79 billion, up 2.6 percent from $35.85 billion in the comparable period in fiscal 2011.

Calendar year-to-date sales were $11.64 billion, a decrease of 0.6 percent from $11.71 billion in 2011.

Walgreens opened 10 stores during February, including one relocation, and acquired one.

At Feb. 29, Walgreens operated 8,290 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. That includes 7,840 drugstores, 151 more than a year ago, including 19 stores acquired over the last 12 months. The company also operates home care facilities and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

February Comparable Sales and Prescriptions Filled
	28-Day		Leap Day	29-Day TY vs. 28-Day		Cough, Cold, Flu
					Generics		Flu shot
	Reported		Impact	LY	Impact	Impact	Impact
Total Comp Sales	-4.6		3.9	-0.7	-1.4	-1.5	0.0
Comp Front End	2.0		3.1	5.1	—	—	—
Comp Rx Sales	-8.6		4.4	-4.2	-2.2	-2.4	0.0
Comp Rx Scripts	-9.5	*	4.4	-5.1	—	-1.2	0.0

*	Includes +3.8 percentage points from patients filling more 90-day prescriptions

Please note: Sales numbers and the adjustments shown in the table are preliminary, unaudited and subject to revision. Comparable stores are defined as those drugstore locations open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or a natural disaster in the past 12 months. Acquired operating locations and relocations are not included as comparable stores for the first 12 months after the acquisition or relocation.

Cautionary Note Regarding Forward-Looking Statements: Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast, “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, the changes in vendor, payer and customer relationships and terms, competition, industry consolidation and the effects thereof, changes in economic and business conditions, risks associated with new business and business retention initiatives and activities, failure to obtain new contracts or extensions of existing contracts, risks associated with acquisitions and divestitures, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, and outcomes of legal and regulatory matters. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.